UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                           --------------------------------
                                                    OMB APPROVAL
                                                    ------------
                                                OMB Number: 3235-0145
                                                Expires: August 31, 1999
                                                Estimated average burden
                                                hours per response...14.90
                                           --------------------------------




                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                            (Amendment No. ________)*


                          COMMUNITY CARE SERVICES, INC.
                          -----------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                          ----------------------------
                         (Title of Class of Securities)

                                   203908 10 8
                                   -----------
                                 (CUSIP Number)


                                DECEMBER 31, 1996
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



         Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


SEC 1745 (3-98)                   Page 1 of 4 Pages

CUSIP NO. 203908   10   8
          ---------------

--------------------------------------------------------------------------------

1. Names of Reporting Persons.              Alan T. Sheinwald
   I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a)
      --------------------------------------------------------------------------

   (b)
      --------------------------------------------------------------------------

--------------------------------------------------------------------------------

3. SEC Use Only

--------------------------------------------------------------------------------

4. Citizenship or Place of Organization            UNITED STATES
                                        ----------------------------------------

Number of                  5. Sole Voting Power              2,126,250 Shares
Shares Bene-                                     -------------------------------
ficially by Each           6. Shared Voting Power            NONE
Reporting                                        -------------------------------
Person With:               7. Sole Dispositive Power         2,126,250 Shares
                                                   -----------------------------
                           8. Shared Dispositive Power         NONE
--------------------------------------------------------------------------------

9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,126,250 Shares
                                                               -----------------

10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                  --------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (11)        34%
                                                       -------------------------

12. Type of Reporting Person (See Instructions)
                                                   IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                                Page 2 of 4 Pages

                                  SCHEDULE 13G

                     Issuer - Community Care Services, Inc.
                      Reporting Person - Alan T. Sheinwald


ITEM 1.
-------

Name of Issuer:                    Community Care Services, Inc.

Address of Issuer's                18 Sargent Place
 Principal Executive Offices:      Mount Vernon, New York 10550

ITEM 2.
-------

Name of Person Filing:             Alan T. Sheinwald

Address of Residence:              203 Briarwood Drive
                                   Somers, New York 10589

Citizenship:                       United States

Title of Class of Securities:      Common Stock, $.01 par value ("Common Stock")

CUSIP Number:                      203908   10   8

ITEM 3.   If this Statement is filed pursuant to ss.240.13(d)-1(b) or
 ------   ss.240.13d-2(b) or (c)

                                                   Inapplicable

ITEM 4. Ownership.
------
Amount Beneficially Owned:          2,126,250 shares of Common Stock

Percent of Class:                   34%

Number of shares to which the (reporting) person has:

Sole power to vote or to direct the vote:       2,126,250 shares of Common Stock

Shared power to vote or to direct the vote:     None

Sole power to dispose or to direct the
disposition of:                                 2,126,250 shares of Common Stock

Shared power to dispose or to direct the
disposition of:                                 None

ITEM 5. Ownership of Five Percent or Less of a Class
------
                                                Inapplicable




                                Page 3 of 4 Pages

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person
------
                                                   Inapplicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the ------ Security Being Reported on By the Parent Holding Company

                                                   Inapplicable

ITEM 8. Identification and Classification of Members of the Group
------
                                                   Inapplicable

ITEM 9. Notice of Dissolution of Group
------
                                                   Inapplicable

ITEM 10. Certification
-------
                                                   Inapplicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 18, 1999
                                                     as of February 14, 1997
                                                     -----------------------
                                                             (Date)


                                                     /s/ Alan T. Sheinwald
                                                     -----------------------
                                                           (Signature)


                                                         Alan T. Sheinwald
                                                     -----------------------
                                                             (Name)



                                Page 4 of 4 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                           --------------------------------
                                                    OMB APPROVAL
                                                    ------------
                                                OMB Number: 3235-0145
                                                Expires: August 31, 1999
                                                Estimated average burden
                                                hours per response...14.90
                                           --------------------------------




                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                          COMMUNITY CARE SERVICES, INC.
                          -----------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                          ----------------------------
                         (Title of Class of Securities)

                                   203908 10 8
                                   -----------
                                 (CUSIP Number)


                                FEBRUARY 12, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



         Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


SEC 1745 (3-98)               Page 1 of 4 Pages

CUSIP NO. 203908   10   8
          ---------------

--------------------------------------------------------------------------------

1. Names of Reporting Persons.              Alan T. Sheinwald
   I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a)
      --------------------------------------------------------------------------

   (b)
      --------------------------------------------------------------------------

--------------------------------------------------------------------------------

3. SEC Use Only

--------------------------------------------------------------------------------

4. Citizenship or Place of Organization            UNITED STATES
                                        ----------------------------------------

Number of                  5. Sole Voting Power              NONE
Shares Bene-                                     -------------------------------
ficially by Each           6. Shared Voting Power            NONE
Reporting                                        -------------------------------
Person With:               7. Sole Dispositive Power         NONE
                                                 -------------------------------
                           8. Shared Dispositive Power       NONE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9. Aggregate Amount Beneficially Owned by Each Reporting Person      NONE
                                                               -----------------

10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                  --------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (11)         0%
                                                       -------------------------

12. Type of Reporting Person (See Instructions)
                                                   IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                                Page 2 of 4 Pages

                         SCHEDULE 13G - AMENDMENT NO. 1

                     Issuer - Community Care Services, Inc.
                      Reporting Person - Alan T. Sheinwald


ITEM 1.
------

Name of Issuer:                   Community Care Services, Inc.

Address of Issuer's               18 Sargent Place
 Principal Executive Offices:     Mount Vernon, New York 10550

ITEM 2.
------

Name of Person Filing:            Alan T. Sheinwald

Address of Residence:             203 Briarwood Drive
                                  Somers, New York 10589

Citizenship:                      United States

Title of Class of Securities:     Common Stock, $.01 par value ("Common Stock")

CUSIP Number:                     203908   10   8

ITEM 3.  If this Statement is filed pursuant to ss.240.13(d)-1(b) or
------   ss.240.13d-2(b) or (c)

                                                   Inapplicable

ITEM 4. Ownership.
------

Amount Beneficially Owned:                           None

Percent of Class:                                    0%

Number of shares to which the (reporting) person has:

Sole power to vote or to direct the vote:                       None

Shared power to vote or to direct the vote:                     None

Sole power to dispose or to direct the disposition of:          None

Shared power to dispose or to direct the disposition of:        None

ITEM 5. Ownership of Five Percent or Less of a Class
------
         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]



                                Page 3 of 4 Pages

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person
------
                                                   Inapplicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the ------ Security Being Reported on By the Parent Holding Company

                                                   Inapplicable

ITEM 8. Identification and Classification of Members of the Group
------
                                                   Inapplicable

ITEM 9. Notice of Dissolution of Group

                                                   Inapplicable

Item 10. Certification

                                                   Inapplicable


                                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                         February 18, 1999
                                                     -----------------------
                                                             (Date)


                                                     /s/ Alan T. Sheinwald
                                                     -----------------------
                                                           (Signature)


                                                         Alan T. Sheinwald
                                                     -----------------------
                                                             (Name)






                                Page 4 of 4 Pages